EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANT

We consent to the use in this Registration Statement of The Medical Exchange Inc. on Form SB-2 of our Auditors' Report dated August 10, 2004 relating to the balance sheet of The Medical Exchange Inc., as at June 30, 2004, and the related statements of operations, stockholders' equity and cash flows for the period from January 23, 2004 (Date of Incorporation) to June 30, 2004.

Vancouver, Canada	/s/ Amisano Hanson
December 1, 2004	Chartered Accountants